Exhibit 16.1

5400 W Cedar Ave Lakewood, CO 80226 Telephone: 303.953.1454 Fax: 303.945.7991

November 8, 2023

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Golden Heaven Group Holdings Ltd.

Ladies and Gentleman:

We have read the statements in the Form 6-K dated November 8, 2023, of Golden Heaven Group Holdings Ltd. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 6-K.

Sincerely,

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO